Exhibit 10.7

SECOND AMENDMENT TO THE

CITI TRENDS, INC.

2021 INCENTIVE PLAN

This Second Amendment to the Citi Trends, Inc. 2021 Incentive Plan (the “Plan”), has been approved and adopted by the Compensation Committee of the Board of Directors of Citi Trends, Inc. (the “Company”), to be effective as of November 18, 2024.

1.The Plan is hereby amended by deleting Section 2.1(g)(ii) and replacing it with the following:

“any Person becomes a Beneficial Owner, directly or indirectly, of either (A) 50% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (B) securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (ii), the following acquisitions of Company Common Stock or Company Voting Securities shall not constitute a Change in Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or a Subsidiary, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below); or”

2.Except as expressly amended hereby, the terms of the Plan shall be and remain unchanged and the Plan as amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized representative on the day and year first above written.

CITI TRENDS, INC.

By:

Kenneth D. Seipel, Chief Executive Officer

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